UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the SEC Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Legacy Acquisition Corp.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

A copy of the transcript of Legacy Acquisition Corp.’s (“Legacy”) previously announced investor conference call (the “Conference Call”) regarding the announcement of Legacy’s execution of a definitive share exchange agreement with Blue Valor Limited, a company incorporated in Hong Kong (“Blue Valor”), pursuant to which Legacy will purchase all of the issued and outstanding shares of a to be formed wholly-owned holding company organized in the Cayman Islands that, at closing, will hold the Blue Impact group business, a digital-first, global advertising and marketing services group (the “Blue Impact business”). The Blue Impact business will become a wholly-owned subsidiary of Legacy immediately following the closing of the transaction:

An archived webcast version of the Conference Call is also being made available on Legacy’s website at www.legacyacquisition.com. The information on Legacy’s corporate website is not part of this document. The communication listed above was first used or made available on August 23, 2019.

******************************************************************************************

The following is an edited transcript of the investor conference call held by Legacy Acquisition Corp. on August 23, 2019.

******************************************************************************************

VIAVID

communications simplified.

Legacy Acquisition Corp

Legacy Blue Impact

August 23, 2019

C O R P O R A T E P A R T I C I P A N T S

Darryl McCall, President and Chief Operating Officer, Legacy Acquisition Corporation

Holly Zheng, Executive Chairwoman, Blue Impact

Brett Marchand, Chief Executive Officer, Blue Impact

He Shen, Interim CFO, Blue Impact

P R E S E N T A T I O N

Operator:

Greetings and welcome to Legacy Acquisition Corp. and Blue Impact Announce Business Combination. At this time all participants are in a listen-only mode. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host Darryl McCall, President and COO. Please go ahead.

Darryl McCall:

Good morning. Brett, please turn to Slide 4. We considered over 370 targets and we found a gem in Blue Impact, a digital-first global advertising and marketing service company with a growth path to $1 billion in revenue.

Slide 5. I’ll introduce you to the agenda on the next page, Slide 6. Before I do though, I would like to introduce you to my partners from Blue Impact, Holly Zheng, Brent Marchand and He Shen. Holly?

Holly Zheng:

Good morning everyone. My name is Holly Zheng. I’ve run BlueFocus International for the past five years. I’ll be serving as the Executive Chairwoman for Blue Impact. Brett?

Brett Marchand:

Hello. I am Brett Marchand and I am the CEO of Blue Impact and proud to be leading an exceptional group of executives and talented people across our agencies. I have been closely working with Holly since 2014 and He Shen and the rest of the executive team developing a global strategic plan for BlueFocus International and for Blue Impact, and I will share that later with you in the presentation.

Before this, by the way, I was a client, working with great companies like Molson Coors, Campbell’s Soup and P&G and I started my career at P&G overlapping with Darryl McCall where he was running the plant and I was running the brand.

He Shen?

He Shen:

Hi. My name is He Shen. I am the interim CFO for Blue Impact. For the last three years I have been the CFO for BlueFocus International and prior to that I’ve been working at various banking institutions for most of my career. I’m very excited with this opportunity to present Blue Impact with my colleagues.

Darryl, back to you.

Darryl McCall:

Thank you, He. On Slide 8, as a quick reminder, Legacy had it’s IPO event in November 2017 and our platform consists of P&G trained operators.

Slide 9. Legacy and Blue Impact are a powerful, digital platform. Digital marketing is where the action is today in advertising. It’s growing at 20% three-year average compound growth rate. Our experience at P&G, one of the largest advertisers in the world, made Blue Impact a strong fit with our investment criteria.

Slide 10. Blue Impact has an established global presence with strong financial performance and it is designed for scale. Importantly, it is growing ahead of its peers with an 18% three-year average compound growth rate.

Slide 11. Brett will speak to the key investment highlights, but I want to say that we are impressed by the exceptional management team. They have mastery within the swim lanes of marketing services. They’re cohesive in their pursuit of a common objective, which is refreshing for a marketing services company, and they execute through a balanced scorecard.

Slide 12. The pro forma enterprise value of $586 million represents a 7.7 times multiple which implies an attractive discount to public peers. This transaction is structured for growth: strong cash on the balance sheet and one turn of pro forma leverage. You’ll see the public comps on Slide 13, and now I’ll turn it over to Holly so she can introduce you to our very successful partner. Holly?

Holly Zheng:

Thanks, Darryl. We’re on Page 14. The parent company BlueFocus is public listed in China. It has over 5,400 employees globally and serves more than 3,000 clients, which makes it probably one of the largest marketing communications service groups in the country as well as globally.

What BlueFocus intends to do through this deal is to pick five of its core assets which operate business internationally and combine them with the capital that Legacy brings and have formed a new company called Blue Impact. These five agencies, namely, are Vision7, We Are Social, fuseproject, Metta and Madhouse.

Page 15. BlueFocus will roll 100% of its equity of these five assets into this transaction, takes absolutely no cash out, and by doing that, BlueFocus will become the largest shareholder of Blue Impact. Blue Impact will become the comprehensive platform to operate BlueFocus International business. Both Blue Impact and the parent company BlueFocus will mutually benefit from the relationship, the evolving technology, the media networks and the many other resources. This in total consistency with BlueFocus long-term committed growth strategy which is both global and (inaudible) digital, and after the transaction, Blue Impact is expected to become BlueFocus’ new platform of international expansion and provide cross-selling services for the clients globally.

Now, to Brett.

Brett Marchand:

Thank you, Holly. Holly has just covered an overview of BlueFocus in China and Blue Impact in the rest of the world and why this partnership is so valuable to us. Now I’ll discover, as is discussed in the upfront agenda, two sections: first, the investment highlights and then I’m going to take you to our growth strategy.

Here are the six investment highlights about Blue Impact and why it’s been so successful up until now and maybe more importantly, why it’s designed for continued growth and scale in the future. Darryl quickly touched on some of these points in his opening, but now I’ll go through them one at a time in the following slides.

Let’s start with what we do. We go to market with an integrated service offering across the marketing landscape with four key segments, or as I call it, our swim lanes. Owned media, this is essentially the creative and content for digital mobile, social, CRM and traditional media, like the NCAA campaign we did for Google Cloud. Shared Media, which is the strategy content development and technical work we do in social media, like our campaign for Netflix Narcos launch. Paid Media, this is the planning, buying and optimizing of media with Facebook, Amazon, Google and other key digital media players, like this example we did on an Ikea location based ad we ran on mobile while somebody was passing one of our competitors or their competitors, or the ads we place for Chinese gaming companies in Facebook and YouTube to target Western gamers. Finally, Earned Media. This is the amplification of a company’s branding message in the news or on social media, like this campaign we did with Michael B. Jordan, the actor, not the basketball player, for McDonald’s at Coachella where he attended one of our celebrity influencer events and then shared this on social media.

Now, we’re a marketing service company of the future, which is digital first, integrated and intelligent, not a traditional advertising holdco, and what that means is we are rooted in digital mobile, social media and CRM, not in traditional media and agencies, which is proven with our 63% of revenue in digital. We’re built for blue chip clients and digital disruptors, which I’ll talk about later, and not just for traditional clients, proven by 81% of our revenue coming from these clients, 37.4% of which is from digital disruptors alone. A simple and nimble structure, as demonstrated by our swim lanes, not the complex organization with dozens of overlapping businesses, future decades of roll-up acquisitions. We’re focused on talent, on collaboration and on synergy through an integrated service model which I’ll show you the benefits of in our growth strategy, and we’ve got a remuneration model that is pivoting towards transparent, client-focused outcomes instead of outputs and professional fees. Again, something I will cover explicitly in our growth strategy.

Maybe most importantly, this has driven strong organic revenue and profit growth versus the slow growth that you see at the current holdcos.

We’ve had big success building blue chip clients across multiple verticals and attracting and serving leading digital disruptors, as I said. When we talk about blue chip clients and brands, we mean the Adidas, P&Gs, Toyotas and Walmarts which represent about 44% of our revenue. Today, they are the world’s biggest marketers.

Then there’s the digital disruptors, the Apples, Googles, Netflix, Ubers and Tencents who represent 37% of our revenue, and these are tomorrow’s biggest marketers.

The remaining 18% of our business is in regional clients.

As you’ve already heard from Darryl, digital advertising is large at $324 billion and rapidly growing with a 21% CAGR—20% CAGR. We’re uniquely positioned to capture this growth given our already high net revenue in digital and our footprint across North America, EMEA and Asia, the regions that represent the lion’s share of the market and expected growth.

It’s been this focus on digital that has helped us to deliver double-digit revenue and profit growth and 20-plus margins on net revenue, as you can see from this slide, which outlines our last four years of top line and bottom line results. He Shen will go into more detail on these results later in the presentation.

Although it’s been our mission to be a digital-first integrated and intelligent global marketing services company, it’s really been a team of tightly-knit management who have a track record of creating value that had led to this success. Besides myself, He Shen and Holly, whom you are meeting here today, we have an outstanding executive team across our Owned, Shared, Paid and Earned businesses, collaborating across North America, EMEA and Asia. Just to point out fundamentally how different and digitally native these leaders are, I just want to talk about a few of them in particular.

Yves Behar, who is one of the world’s most famous industrial and digital designers living and working in the Bay Area where he and his team have designed products and digital interfaces for August Lock (phon) to PayPal to Herman Miller to Samsung.

Melanie Dunn, who leads our own media agencies in Canada and is CEO of Cossette, has spent most of her career before becoming CEO as an expert in CRM data and one-to-one marketing.

Joseph Leon, who leads Paid Media in North America, who is the first employee at Essence, Google’s global digital media agency, and an account Joseph personally led at Essence.

Finally, Nathan McDonald, who founded the world’s leading social media agency, We Are Social.

Finally, we are primed for growth and have several—and have a proven basis for both combined and continued organic growth and unique scale for M&A to supercharge that growth. There are five pillars to our growth.

We will accelerate our organic growth with global digital disruptors, who we talked about earlier.

Probably our most innovative move is we will pursue a highly profitable growth through what we call marketing as a service which has the potential to drive serious margin accretion.

We will expand our capabilities geographically with a combination of geographical expansion and M&A to scale.

We will replicate our proven integrated service model, which drives both growth and margin.

Finally, we will leverage key strategic relationships with both BlueFocus in China and Legacy to grow our blue chip and Chinese based clients.

Now, I’ll take you through each of these growth pillars one by one in the subsequent slides.

Our first growth strategy is growing our disruptor client base with our unique platform. We all know that these clients, including Fang, Uber, Lyft, Airbnb, Spotify, not to mention the Chinese Fang, which is called BAT, Baidu, Alibaba and Tencent, are driving the world’s economy and expecting to continue to grow quickly as shown in the top left of the chart here. We are uniquely positioned for these clients based on our capabilities in mobile, social, CRM and performance media, plus our footprint in Silicon Valley and our capabilities in technology, AI and data. This has helped us drive 37% of our revenue with these clients.

Plus, we have spent $1.2 billion in media on behalf of our clients with Facebook and Google and Snapchat alone in 2018, which gives us serious clout with these disruptors.

Our strategy to grow these clients include the Business Development team focused on them, M&A targeted on businesses who are working with digital disruptors, and the recent acquisition of John Battelle’s newco company, who as the founder of Wired, the Standard and Web 2.0 has become the voice of the digital disruptors.

Our next growth strategy is pursuing profitable growth through marketing as a service, or MaaS. This growth strategy is enabled by our digital-first capabilities and unique integrated and intelligent model. This is a model where unlike the current model in the industry that almost all marketing communication groups follow is output related and ours is outcome related. Instead of agent, we act like the principal. Let me walk you through the difference.

In the current model, the client funds production and media costs, uses generally their own data or third-party data to target, they decide on the content and the creative and deploy that content through media channels that everyone has access to, and then they pay people like us or the agencies for their hours and their outputs along this value chain, which is profitable. It earns us, our firm at least, 20% margin. But in the MaaS model, Blue Impact funded the production and media. Blue Impact uses first-party data that we acquire from others to optimize targeting. Blue Impact leverages its talent and AI to optimize that content as well as using digital and proprietary media channels as well as our clout with Fang to reach the target, and most importantly, we then charge the client for an outcome, whether it’s a new download, a subscription or a new sale, which drives much higher margin for us at up to 4 times and, very importantly, it actually saves our clients money due to a lower cost per acquisition cost. To demonstrate this, we have a comparison of the economics of this on the right.

Our third growth strategy is our strategy to expand our capabilities and on this slide is our roadmap for M&A. Along the left side you see our four swim lanes that I talked about earlier and along the top you see the key regions that were in Investment Highlights. This slide outlines where we currently have market leadership in blue versus where we’re poised for growth in gray and where we’re underdeveloped in red. As you can see from the blue boxes, we have market leadership in Canada, China and across the board for Shared Media thanks to We Are Social. In gray, you see where we are poised for scale, which we would accomplish either through geographic expansion of our agencies or through opportunistic and tuck-in M&A. Finally, in red is where you’ll see we need to make acquisitions to build our platform because we’re subscale and the market is important for our integrated and MaaS model.

M&A is something that we’ve got lots of experience in. We’ve got a disciplined approach, including eight key criteria for which we review each and every opportunity. This has meant that we’ve gone through a lot of sims, marketing and management meetings and due diligence, including 21 LOIs submitted in the past 24 months which has led to three acquisitions. Importantly, we are seeing new targets almost every week and we have a current pipeline of acquisitions worth approximately $250 million in revenue.

One of our key differentiators enabled by this, our simple go-to-market segments of Owned, Shared, Paid and Earned is our proven integrated service model, which is our next key growth pillar. We want to replicate this in all of our markets. This has taken us years to perfect and I only have a few minutes to describe it here, so let me hit the highlights.

After we acquire or expand our services we, one, combine all those capabilities into one of the four swim lanes, the shared leadership and P&L; two, we put all of these people into one shared campus to drive collaboration, synergy and cross-selling, which guides growth; three, we create a managed services center to manage all of the back office services like IT, Finance, HR, Operations, which drives profitability through operating leverage; fourth, we launch combined high growth and high margin business units which are fed by each of the agencies and their clients; and finally, we measure everyone on the same balanced scorecard to ensure long-term success.

In this slide is an example of where we went through each of these steps to create an integrated service model. In this case, it’s Toronto, where in five years we have seen a doubling of the business and because of the operational leverage we get from the model, 700 basis points in profit margin or on twice the business.

We already executed this integrated service model in Canada in Montreal and Toronto and also in London, and of course, we’ve been supported and inspired by BlueFocus in China who have used this strategy in Beijing to become China’s marketing services leader. We’ve got future campus locations planned for LA, New York, San Francisco and Shanghai.

Our final growth strategy is to leverage our key strategic relationships with BlueFocus and Legacy. Our close partnership with BlueFocus is built on helping them to grow their clients internationally. As we all know, China continues to grow aggressively and that’s driving growth in China and amongst Chinese brands, in particular with BAT, which is growing at 19% as is shown in the top left chart.

BlueFocus is not just a leading global marketing services company. It’s also clearly the leader in China and has a significant platform of leading Chinese clients and brands for us to build on, as you can see in the top right two charts.

Finally, as you see at the bottom, the Chinese clients who almost exclusively use digital and mobile media, like Facebook and Google, to reach Western clients, $2 billion of this spending is going through BlueFocus. That was in 2018 and it’s growing. This includes our agency as part of Blue Impact, Madhouse, and we’re uniquely positioned to provide add-on services like Owned, Shared and Earned services to these clients with our platform and with our partnership with BlueFocus.

Finally, we will leverage Legacy’s network to grow Blue Impact and Blue Impact’s blue chip client base. I was the first one approached about a partnership with Legacy and we’re very attracted to their expertise in building brands and in their network of fellow and former CEOs. Their rolodex, demonstrated partly here with their many direct experiences, will be extremely helpful for Blue Impact to grow its client base, especially in the U.S. This plus the capital that Legacy will infuse into Blue Impact is why I am so enthusiastic and confident about this proposed combination.

With that, I will turn this presentation over to He Shen who, as I said, will take you through the details of our financial success. He?

He Shen:

Thank you, Brett. Just to mention the financial highlights of Blue Impact on Page 34, in 2016 we have achieved $233.8 million net revenue. In 2017, we grew organically to $248.3 million with an acquisition happening towards the end of that year called the Narrative Group took us to $250 million. In 2018, we enjoyed a strong growth, both organically to $285.6 million and with two additional acquisitions took the total to $305.8 million net revenue. This year, we are on track to deliver $364.3 million net revenue. That represents a constant average growth rate of about 16% and if we exclude the effect of the three acquisitions I mentioned, our organic growth rate is about 11%.

On the right, we can see the quarterly net revenue growth with the pro forma adjustment. As you can see, we have enjoyed steady growth for the last six quarters.

Next page.

Now we’ll work through the Adjusted EBITDA number. In 2016, our Adjusted EBITDA was $36 million and in 2017 that grew to $37.6 million, which represents a 15% Adjusted EBITDA margin over net revenue. In 2018, due to the acquisition, our EBITDA has grown to $62.7 million EBITDA and the margin was 20.5%, and this year we are on track to deliver $76.5 million Adjusted EBITDA with 21%. This represents a constant average growth rate of 28.6% and excluding the effect of acquisition, the constant average growth rate organically is about 22%.

On the right, you can see the quarterly growth of the last six quarters of EBITDA with the pro forma adjustment, and again, we have enjoyed very stable growth.

Next page, please.

The final page, I want to highlight the potential application of the capital raised through this transaction. On the left, we have shown the free cash flows that Blue Impact businesses have seen over the last four years. In 2016 and 2017, the relatively low free cash flow actually reflects the decision to strategically deploy our working capital to grow Madhouse’s business which only started in late 2016 to help Chinese advertisers to achieve a global audience through the likes of Facebook, Google, Twitter, etc. By deploying working capital, we quickly grew to the number one player in the market in China and in 2018 and 2019, the numbers represent the more normalized working capital where we have dialed back the investment of working capital to grow the business both profitably and in a funding neutral manner.

On the right, we have shown some illustrative M&A possibilities to the extent we can deploy some of that excess capital we have raised into M&A transactions what additional EBITDA pick-up we can supercharge our growth. We are very excited with the additional capital infusion from this transaction that will drive our growth agenda both organically and through opportunistic M&A.

Darryl, back to you.

Brett Marchand:

Darryl, you’re on mute.

Darryl McCall:

Sorry about that. Thank you. Thank you, He.

Slide 37, Brett. We hope you now share our enthusiasm for this transaction and you find Blue Impact to be an exciting opportunity for significant upside on shareholder value as we do.

You’ll find this presentation on our website which had a link provided this morning, in this morning public announcement, and hope that you use that to go to the website.

With that, I want to thank you for your time and we appreciate everyone who joined the call this morning. Thank you.

Operator:

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation and have a wonderful day.

******************************************************************************************

Important Information About the Proposed Transaction and the Extension and Where to Find It

In connection with the proposed transaction, Legacy intends to file a preliminary proxy statement and a definitive proxy statement with the SEC. In addition, Legacy has filed a preliminary proxy statement and intends to file a definitive proxy statement to be used at its special meeting of stockholders to approve an extension of time in which Legacy must complete a business combination or liquidate the trust account that holds the proceeds of Legacy’s initial public offering (the “Extension”). Legacy will mail the definitive proxy statement relating to the Extension to its stockholders of record as of September 6, 2019. Legacy’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statements and the amendments thereto and the definitive proxy statements and documents incorporated by reference therein filed in connection the Extension and the proposed transaction, as these materials will contain important information about the Extension, the Blue Impact business, Legacy and the proposed transaction contemplated by the share exchange agreement. When available, the definitive proxy statement and other relevant materials for the proposed transaction will be mailed to stockholders of Legacy as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain copies of the preliminary proxy statements, the definitive proxy statements and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: Legacy Acquisition Corp., 1308 Race Street, Suite 200, Cincinnati, Ohio 45202, Attention: Secretary, (513) 618-7161.

Participants in the Solicitation

Legacy and its directors and executive officers may be deemed participants in the solicitation of proxies from Legacy’s stockholders with respect to the proposed transaction and the Extension. A list of the names of those directors and executive officers and a description of their interests in Legacy is contained in Legacy’s annual report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request Legacy Acquisition Corp., 1308 Race Street, Suite 200, Cincinnati, Ohio 45202, Attention: Secretary, (513) 618-7161. Additional information regarding the interests of such participants will be contained in the proxy statement for the proposed transaction and the Extension when available.

Blue Valor, Blue Focus Intelligent Communications Group and their respective directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Legacy in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed transaction will be included in the proxy statement for the proposed transaction when available.

Forward-Looking Statements:

This Schedule 14A filing includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Legacy’s and the Blue Impact business’ actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “propose,” “plan,” “contemplate,” “may,” “will,” “shall,” “would,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “positioned,” “goal,” “conditional” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the anticipated portfolio of assets and agencies to comprise the Blue Impact business, Legacy’s anticipated name following the closing of the proposed transaction, the expectation that shares of the post-acquisition company will trade on the New York Stock Exchange following closing, the anticipated closing consideration for the proposed transaction, projected cash available for acquisitions and working capital following the closing and the anticipated closing date of the proposed transaction.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Legacy’s and the Blue Impact business’ control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the share exchange agreement, (2) the outcome of any legal proceedings that may be instituted against Legacy and other transaction parties following the announcement of the share exchange agreement and the transactions contemplated therein; (3) the inability to complete the proposed transaction, including due to failure to obtain approval of the stockholders of Legacy or other conditions to closing in the share exchange agreement; (4) the occurrence of any event, change or other circumstance that could otherwise cause the transaction to fail to close; (5) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed transaction; (6) the inability to obtain or maintain the listing of the post-acquisition company’s common stock on the New York Stock Exchange following the proposed transaction; (7) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the proposed transaction; (8) the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition, the ability of the combined company to operate cohesively as a standalone group, grow and manage growth profitably and retain its key employees; (9) costs related to the proposed transaction; (10) changes in applicable laws or regulations; (11) the possibility that the Blue Impact business or the combined company may be adversely affected by other economic business, and/or competitive factors; (12) the aggregate number of Legacy shares requested to be redeemed by Legacy’s stockholders in connection with the proposed transaction and the Extension; (13) the risk that current trends in digital media and marketing decelerate or do not continue; (14) the potential delay in completing the ongoing audit of the 2017 and 2018 financial statements and the potential for audit and other related adjustments to the financial results for such periods; (15) estimates for the financial performance of the Blue Impact business may prove to be incorrect or materially different from actual results; and (16) other risks and uncertainties indicated from time to time in the proxy statement relating to the proposed transaction, including those under “Risk Factors” therein, and in Legacy’s other filings with the SEC. Legacy cautions that the foregoing list of factors is not exclusive. Legacy cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Legacy does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation:

This Schedule 14A filing shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This Schedule 14A filing shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.